Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

GeneDx Holdings Corp.
(Exact name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	500,000(2)	$7.38 (3)	$3,690,000	0.00011020	$407
Total Offering Amounts					$3,690,000		$407
Total Fee Offsets							—
Net Fee Due							$407

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Class A common stock (“Class A Common Stock”) of GeneDx Holdings Corp. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of Class A Common Stock.
(2)Represents additional shares of the Registrant’s Class A Common Stock reserved for issuance upon the exercise of stock options and the settlement of restricted stock unit awards under the Registrant’s 2023 Equity Inducement Plan to be granted by the Registrant to certain employees as a material inducement to their acceptance of employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4).
(3)Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $7.38 was computed by averaging the high and low prices of a share of the Registrant’s Class A Common Stock as reported on the Nasdaq Global Select Market on August 1, 2023.